Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Reed’s, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.0001 par value per share	Other	5,000,000	$0.975	$4,875,000.00	0.00015310	$746.37
	Total Offering Amounts					$4,875,000.00		$746.37
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$746.37

(1)	The offering reflects the number of shares of common stock that the selling shareholders may offer for resale from time to time pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	The aggregate offering price is calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on a per share price of $0.975, the average of the high ($1.00) and low ($0.95) reported sales prices of the registrant’s common stock on the OTC Markets OTCQX Best Market on September 15, 2025.